Exhibit 99.1

Contact:	Mark Tripp
Easton-Bell Sports, Inc.
(818) 781-1587
FOR IMMEDIATE RELEASE
EASTON-BELL SPORTS, INC. REPORTS
2006 FINANCIAL RESULTS AND ANNOUNCES EARNINGS CALL
Easton-Bell Sports Reports a 10.2% Organic Growth Rate In Net Sales For 2006
Van Nuys, CA — April 11, 2007 — Easton-Bell Sports, Inc. (the “Company”), a leading designer, developer and marketer of innovative sports equipment, protective products and related accessories under authentic brands, will discuss its financial results for the fiscal year ended December 30, 2006 on a conference call to be held on Friday, April 13, 2007, beginning at 1:30 p.m. Eastern Daylight Time.
Interested parties may listen to the conference call via webcast at http://phx.corporate-ir.net/playerlink.zhtml?c=190384&s=wm&e=1526299.
In addition, interested parties may listen directly to the call by dialing 1-866-203-2528 (within the United States and Canada) or 617-213-8847 (outside the United States and Canada). The pass code for the call is 11812097. A replay of the call will be available on April 13 through April 27, 2007 by dialing 1-888-286-8010 (within the United States and Canada) or 617-801-6888 (outside the United States and Canada). The pass code for both replay phone numbers is 51566875.
Results for the Fiscal Year Ended December 30, 2006
The Company’s net sales of $639.0 million for the fiscal year ended December 30, 2006, increased $259.1 million, or 68.2%, as compared to $379.9 million for the fiscal year ended December 31, 2005. The increase in net sales is primarily attributable to the acquisition in March 2006 of Easton Sports, Inc. (“Easton”), which contributed $220.5 million of the increase in net sales in the months following the acquisition. Excluding the Easton acquisition, net sales grew at an organic rate of 10.2%, when compared to net sales of the same business for fiscal 2005. The vast majority (approximately 90%) of Easton’s net sales are reflected in the Company’s Team Sports segment, with the balance (approximately 10%) captured in the Action Sports segment. Team Sports net sales for 2006 increased $215.0 million, or 161.9%, over net sales for 2005, while Action Sports net sales for 2006 increased $44.1 million, or 17.8%, over net sales for 2005. Excluding the effects of the Easton acquisition in 2006, Team Sports net sales grew $16.5 million, or 12.4%, from 2005 to 2006, while Action Sports net sales increased $22.1 million, or 8.9%, from 2005 to 2006.
The Company’s net loss for fiscal year 2006 was $(5.9) million compared to $3.1 million of net income for fiscal year 2005. Adjusted EBITDA for fiscal year 2006 was $95.6 million, and Adjusted EBITDA, as reported to the Company’s lenders pursuant to the terms of its senior secured credit facility, was $104.6 million. A detailed reconciliation of net (loss) to Adjusted EBITDA is included in the section entitled “Reconciliation of Non-GAAP Financial Measures,” which appears at the end of this press release.
Balance Sheet Items
Net debt (total debt of $476.2 million less cash of $9.9 million) totaled $466.3 million as of December 30, 2006, an increase of $221.0 million over the balance at December 31, 2005 due primarily to the acquisition of Easton. In the first fiscal quarter, the Company entered into a new senior secured credit facility that provided for a $335.0 million term loan facility, a U.S. $70.0 million U.S. revolving credit facility and a Cdn $12.0 million Canadian revolving credit facility. Working capital as of December 30, 2006 was $225.0 million versus $101.7 million as of December 31, 2005.

About Easton-Bell Sports, Inc.
Easton-Bell Sports, Inc. is a leading designer, developer and marketer of innovative sports equipment, protective products and related accessories. The Company markets and licenses products under such well-known brands as Easton, Bell, Riddell, Giro and Blackburn. The Company’s products incorporate leading technology and designs and are used by professional athletes and enthusiasts alike. Headquartered in Van Nuys, California, the Company has 31 facilities worldwide. More information is available at www.eastonbellsports.com.
“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995
This press release may include forward-looking statements that reflect the Company’s current views about future events and financial performance. All statements other than statements of historical facts included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events are forward-looking statements.
Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. They can be affected by inaccurate assumptions that the Company might make or by known or unknown risks and uncertainties including: (i) the level of competition in the sporting goods industry; (ii) legal and regulatory requirements, including changes in the laws that relate to use of our products and changes in product performance standards maintained by athletic governing bodies; (iii) the success of new products; (iv) whether we can successfully market our products, including use of our products by high profile athletes; (v) the Company’s dependence on and relationships with its major customers; (vi) fluctuations in costs of raw materials; (vii) risks associated with using foreign suppliers including increased transportation costs, potential supply chain disruption and foreign currency exchange rate fluctuations ; (viii) the Company’s labor relations; (ix) departure of key personnel; (x) failure to protect the Company’s intellectual property or guard against infringement of the intellectual property rights of others; (xi) product liability claims; (xii) the timing, cost and success of opening or closing manufacturing facilities; (xiii) the Company’s level of indebtedness; (xiv) interest rate risks; (xv) the ability to successfully complete and integrate acquisitions and realize expected synergies; (xvi) an increase in return rates; (xvii) negative publicity about our products or the athletes that use them; (xviii) the seasonal nature of our business; (xix) failure to maintain an effective system of internal controls, and (xx) other risks outlined under “Risk Factors” in the Company’s 2006 Annual Report on Form 10-K.
These forward-looking statements are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not place undue reliance on any of the Company’s forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations. The forward-looking statements in this press release speak only as of the date of this release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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EASTON-BELL SPORTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amount)

	December 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$9,899	$3,632
Accounts receivable, net	182,234	87,459
Inventories, net	134,847	54,950
Prepaid expenses	10,449	7,656
Deferred taxes	10,224	9,361
Other current assets	1,611	1,758

Total current assets	349,264	164,816
Property, plant and equipment, net	34,198	18,945
Deferred financing fees	19,271	11,978
Intangible assets, net	330,445	176,544
Goodwill	207,327	100,003
Other assets	7,555	8,417

Total assets	$948,060	$480,703

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$3,350	$1,100
Revolving credit facility	3,500	—
Current portion of capital lease obligations	36	64
Accounts payable	56,950	23,090
Accrued expenses	60,405	38,828

Total current liabilities	124,241	63,082
Long-term debt, less current portion	469,138	247,525
Capital lease obligations, less current portion	174	208
Deferred taxes	23,681	23,151
Other noncurrent liabilities	12,664	12,803

Total liabilities	629,898	346,769

Stockholder’s Equity:
Common stock; $0.01 par value, 100 shares authorized, 100 shares issued and outstanding at December 30, 2006 and December 31, 2005	—	—
Additional paid-in capital	334,432	144,226
Accumulated deficit	(16,509)	(10,657)
Accumulated other comprehensive income	239	365

Total stockholder’s equity	318,162	133,934

Total liabilities and stockholder’s equity	$948,060	$480,703

See notes to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006.

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Amounts in thousands)

	Year Ended	Year Ended	Year Ended
	December 30,	December 31,	December 31,
	2006	2005	2004
Net sales	$638,973	$379,855	$165,927
Cost of sales	426,109	244,916	113,813

Gross profit	212,864	134,939	52,114
Selling, general and administrative expenses	155,993	92,421	48,578
Management expenses	8,250	3,000	1,550
Restructuring and other infrequent expenses	908	1,713	—
Amortization of intangibles	12,572	8,515	4,617

Income (loss) from operations	35,141	29,290	(2,631)
Interest expense, net	42,401	21,887	18,601

Income (loss) before income taxes	(7,260)	7,403	(21,232)
Income tax (benefit) expense	(1,408)	4,321	(8,121)

Net (loss) income	(5,852)	3,082	(13,111)

Other comprehensive (loss) income:
Foreign currency translation adjustment	(126)	158	207

Comprehensive (loss) income	$(5,978)	$3,240	$(12,904)

See notes to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006.

Reconciliation of Non-GAAP Financial Measures
This press release contains certain financial measures which are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release we have presented a financial measure called Adjusted EBITDA on an actual basis for fiscal 2006 as well as our Adjusted EBITDA for the same period as reported to our lenders under our senior secured credit facility. Accordingly, our presentation of Adjusted EBITDA provides investors with information about the calculation of some of the financial covenants that are contained in our senior secured credit facility. Non-compliance with these financial covenants could result in a default, an acceleration in the repayment of amounts outstanding under our senior secured credit facility, and a termination of the lending commitments under our senior secured credit facility. Any acceleration in the repayment of amounts outstanding under our senior secured credit facility would result in a default under the indenture governing our outstanding senior subordinated notes. While an event of default under our senior secured credit facility or the indenture governing the notes is continuing, we would be precluded from, among other things, paying dividends on our capital stock or borrowing under the revolving credit facility.
The calculation of Adjusted EBITDA and a reconciliation of that measure to net (loss), the most comparable GAAP measure, is set forth below.

Net (loss) for fiscal 2006	$(5,852)

Interest expense, net	42,401
(Benefit) for taxes based on income	(1,408)
Depreciation expense	8,307
Amortization expense	12,572

EBITDA for fiscal 2006	56,020

Non-cash items (1)	19,010
Allowable adjustments under the Company’s senior secured credit facility (2)	16,611
Non-cash compensation charges	3,097
Restructuring charges	908

Adjusted EBITDA for fiscal 2006	$95,646

Additional amount of stipulated EBITDA (3)	8,975

Adjusted EBITDA reported pursuant to the Company’s senior secured credit facility	$104,621

(1)	Represents amortization of the write-up of inventory resulting from purchase accounting adjustments made following the acquisition of Easton Sports.

(2)	Represents actual expenses permitted to be excluded from EBITDA pursuant to the Company’s senior secured credit facility. Such amount represents (i) management fees, (ii) expenses paid in connection with the recruitment, relocation and severance of senior level employees and (iii) fees paid to independent consultants to become compliant with Sarbanes-Oxley requirements.

(3)	Represents an amount of additional EBITDA stipulated by the Company’s senior secured credit facility and permitted to be added to the Company’s actual fiscal 2006 EBITDA when reporting fiscal 2006 Adjusted EBITDA to the lenders under the Company’s senior secured credit facility. The additional amount approximates the impact of Easton on the Company’s 2006 financials assuming a January 1, 2006 acquisition of Easton instead of the actual acquisition date of March 16, 2006.
We believe Adjusted EBITDA is an important supplemental measure of operating performance. It eliminates items that have less bearing on our operating performance and thus highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use this financial measure in the evaluation of issuers, many of which present some form of Adjusted EBITDA when reporting their results (although we note that some issuers may define Adjusted EBITDA differently than we define it herein). In addition, our management uses Adjusted EBITDA in order to facilitate operating performance comparisons from period to period, prepare annual operating budgets and assess our ability to meet our future debt service, capital expenditure and working capital requirements and our ability to pay dividends on our capital stock.
Adjusted EBITDA should not be considered as an alternative to net income or operating income as a measure of operating results or cash flows as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. For example, it (i) does not reflect cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) does not reflect changes in, or cash requirements for, working capital needs; (iii) does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on debt; (iv) excludes tax payments that represent a reduction in cash available; and (v) does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future. Despite these limitations, we believe that Adjusted EBITDA is useful for the reasons described above. To compensate for these limitations, however, we rely primarily on our GAAP results and use Adjusted EBITDA only supplementally.